                                                                     EXHIBIT 3.1

                                    DELAWARE

                                 THE FIRST STATE

      I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "ALGORX PHARMACEUTICALS, INC.", FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF FEBRUARY, A.D. 2004, AT 4:08 O'CLOCK P.M.

      A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

                                       /s/ Harriet Smith Windsor
                      [SEAL]           -----------------------------------------
                                       Harriet Smith Windsor, Secretary of State

3365262   8100                              AUTHENTICATION: 2934882

040109975                                               DATE: 02-17-04

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                                                        State of Delaware
                                                       Secretary of State
                                                    Division of Corporations
                                                 Delivered 04:08 PM 02/17/2004
                                                    FILED 04:08 PM 02/17/2004
                                                  SRV 040109975 - 3365262 FILE

                           THIRD AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          ALGORX PHARMACEUTICALS, INC.

      AlgoRx Pharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

      1. The original name of the Corporation is LupeRx Pharmaceuticals, Inc. and the original Certificate of Incorporation was filed with the Secretary of State of Delaware on March 6, 2001, was amended and restated on April 3, 2001 and was further amended and restated on March 20, 2002.

      2. The Third Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law by the directors and stockholders of the Corporation, and prompt written notice was duly given pursuant to Section 228 to those stockholders who did not approve the Third Amended and Restated Certificate of Incorporation by written consent.

      3. The Third Amended and Restated Certificate of Incorporation so adopted reads in full as set forth in Exhibit A attached hereto and is hereby incorporated herein by this reference.

      4. The terms and provisions of the Third and Amended and Restated Certificate of Incorporation have been duly approved by written consent of the required number of shares of outstanding stock of this Corporation in accordance with to Section 228 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, AlgoRx Pharmaceuticals, Inc. has caused this Certificate to be signed by the President this 17th day of February, 2004.

                                                  ALGORX PHARMACEUTICALS, INC.

                                                  By: /s/ Ronald Burch
                                                      -------------------------
                                                      Ronald Burch M.D., Ph.D.
                                                      President

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                                    EXHIBIT A

                           THIRD AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                         OF ALGORX PHARMACEUTICALS, INC.

                                       I.

      The name of this company is ALGORX PHARMACEUTICALS, INC. (the "Company").

                                       II.

      The address of the registered office of the Company in the State of Delaware is:

                Corporation Service Company
                2711 Centerville Road, Suite 400
                Wilmington, DE 19808
                County of New Castle

                                      III.

      The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law ("DGCL").

                                       IV.

      A. The Company is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Company is authorized to issue is three hundred eleven million two hundred forty six thousand twenty (311,246,020) shares, one hundred seventy three million eight hundred forty thousand two hundred sixty six (173,840,266) shares of which shall be Common Stock (the "Common Stock") and one hundred thirty seven million four hundred five thousand seven hundred fifty four (137,405,754) shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock shall have a par value of one tenth of one cent ($0.001) per share and the Common Stock shall have a par value of one tenth of one cent ($0.001) per share.

      B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company (voting together on an as-if-converted basis).

      C. Nine million one hundred fifty thousand (9,150,000) of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series A Preferred").

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      D. Seventeen million eight hundred fifty eight thousand four hundred sixty two (17,858,462) of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "Series B Preferred").

      E. One hundred ten million three hundred ninety seven thousand two hundred ninety two (110,397,292) of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "Series C Preferred").

      F. The rights, preferences, privileges, restrictions and other matters relating to the Common Stock, Series A Preferred, Series B Preferred and Series C Preferred are as set forth below. As used in this Article Fourth, the term "Preferred Stock," without designation, shall refer to the Series A Preferred, Series B Preferred and Series C Preferred Stock collectively.

      1. DIVIDEND RIGHTS.

                  (a) Holders of Series C Preferred, in preference to the holders of Series A Preferred, holders of Series B Preferred and/or holders of Common Stock, shall be entitled to receive, when and as declared by the Company's Board of Directors (the "Board of Directors"), but only out of funds that are legally available therefore, cash dividends at the rate of eight percent (8%) of the Series C Original Issue Price (as defined below) per annum on each outstanding share of Series C Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative, and no right shall accrue to the holders of the Series C Preferred by reason of the fact that dividends on the Series C Preferred are not declared or paid in any previous fiscal year of the Company, whether or not the earnings of the Company in that previous fiscal year were sufficient to pay such dividends in whole or in part. No dividends shall be declared on the Series A Preferred or the Series B Preferred unless dividends are declared on the Series C Preferred. In the event dividends are paid to the holders of Series C Preferred that are less than the full amounts to which such holders are entitled pursuant to this Section 1(a), such holders shall share ratably in the total amount of dividends paid according to the respective amounts due each such holder if such dividends were paid in full.

                  (b) Holders of Series A Preferred and holders of the Series B Preferred, after the dividend has been distributed in full to the holders of the Series C Preferred pursuant to Section 1(a) hereto and in preference to the holders of Common Stock, shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of (i) eight percent (8%) of the Series A Original Issue Price (as defined below) per annum on each outstanding share of Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), and (ii) eight percent (8%) of the Series B Original Issue Price (as defined below) per annum on each outstanding share of Series B Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative, and no right shall accrue to the holders of the Series A Preferred Stock or the holders of the Series B Preferred Stock by reason of the fact that dividends on the Series A Preferred Stock or Series B Preferred Stock, as the case might be, are not declared or paid in any previous fiscal year of the Company, whether or not the earnings of the Company in that previous fiscal year were sufficient to pay such dividends in whole or in part. No dividends shall be declared on the Series A Preferred unless dividends are declared the Series B Preferred Stock. No dividends shall be declared on the Series B Preferred unless dividends are declared the Series A Preferred Stock. In the event dividends are paid to the holders of Series A Preferred and/or Series B Preferred that are less than the full amounts to which both such holders are entitled pursuant to this Section 1(b), such holders shall share ratably in the total amount of dividends paid according to the respective amounts due each such holder if such dividends were paid in full.

                  (c) The "Series A Original Issue Price" shall be one dollar ($1.00); the "Series B Original Issue Price" shall be one dollar and thirty cents ($1.30) and the "Series C Original Issue Price" shall be fifty nine and twenty five-tenths cents ($0.5925).

                  (d) So long as any shares of Preferred Stock are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends (set forth in Sections IV(F)(1)(a) and (1)(b) above) on the Preferred Stock shall have been paid or declared and set apart, except for:

                        (i) acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost upon termination of services to the Company, or

                        (ii) acquisitions of Common Stock in exercise of the Company's right of first refusal to repurchase such shares.

                  (e) In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Preferred Stock in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

                  (f) The provisions of Sections IV(F)(1)(d) and (1)(e) shall not apply to a dividend payable in Common Stock, or any repurchase of any outstanding securities of the Company that is approved by the Board of Directors.

      2. VOTING RIGHTS.

                  (a) GENERAL RIGHTS. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted (pursuant to Section IV(F)(4) hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Company. Except as otherwise provided herein or as required by law, the Preferred Stock shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of such Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half or greater being rounded upward).

                  (b) SEPARATE VOTE OF PREFERRED STOCK. For so long as at least one million (1,000,000) shares of either Series A Preferred, Series B Preferred or Series C Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting the Series A Preferred, Series B Preferred or Series C Preferred after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least sixty five percent (65%) of the outstanding shares of Series A Preferred, Series B Preferred and Series C Preferred, voting together as a single class, shall be necessary for effecting or validating the following actions:

                        (i) Any amendment, alteration, or repeal of any provision of this Third Amended and Restated Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), whether by merger, consolidation or otherwise, that alters or changes the voting or other powers, preferences, or other special rights or privileges, or restrictions of any class or series of Preferred Stock;

                        (ii) Any increase or decrease in the authorized number of shares of Common Stock or Preferred Stock;

                        (iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series C Preferred or any increase in the authorized or designated number of any such new class or series;

                        (iv) Any redemption, repurchase, payment of dividends or other distributions with respect to Common Stock (except for acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost upon termination of services to the Company or in exercise of the Company's right of first refusal upon a proposed transfer);

                        (v) Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section IV(F)(3));

                        (vi) Any action that results in the payment or declaration of a dividend on any shares of Common Stock or Preferred Stock;

                        (vii) Any voluntary dissolution or liquidation of the Company; or

                        (viii) Any increase or decrease in the authorized number of members of the Board of Directors.

                  (c) SEPARATE VOTE OF SERIES C PREFERRED STOCK. For so long as at least one million (1,000,000) shares of either Series C Preferred (subject to adjustment for any stock split, reverse stock split or other similar event affecting Series C Preferred after the filing date hereof) remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding shares of Series C Preferred, voting as a separate class, shall be necessary for effecting or validating the following actions:

                        (i) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), whether by merger, consolidation or otherwise, that alters or changes the voting or other powers, preferences, or other special rights or privileges, or restrictions of the Series C Preferred; or

                        (ii) Any increase or decrease in the number of directors elected by the holders of Series C Preferred pursuant to Section
IV(F)(2)(d)(iv).

                  (d) ELECTION OF BOARD OF DIRECTORS.

                        (i) The Board of Directors shall consist of up to seven
(7) members.

                        (ii) The holders of at least a majority of the outstanding shares of Series A Preferred, voting as a separate class, shall be entitled to elect three (3) members of the Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

                        (iii) The holders of at least a majority of the outstanding shares of Series B Preferred, voting as a separate class, shall be entitled to elect one (1) member of the Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such director.

                        (iv) The holders of at least a majority of the outstanding shares of Series C Preferred, voting as a separate class, shall be entitled to elect two (2) members of the Board of Directors at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

      3. LIQUIDATION RIGHTS.

                  (a) In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, distributions to the stockholders of the Company shall be made in the following manner:

                        (i) Unless the holders of at least a majority of the outstanding shares of Series C Preferred, voting as a separate class agree otherwise, each holder of Series C Preferred shall be entitled to receive, prior and in preference to any distribution of any of the legally available assets and/or surplus funds of the Company to the holders of the Series A

Preferred, Series B Preferred and Common Stock, by reason of their ownership of such stock, the amount per share of Series C Preferred equal to one and one-half (1.5) times the Series C Original Issue Price (as adjusted for combinations, consolidations, subdivisions, or stock splits with respect to such shares) plus all declared but unpaid dividends on such shares of Series C Preferred for each share of Series C Preferred then held by such holder (collectively, the "Series C Preference"). If, upon any such liquidation, dissolution, or winding up, the assets and funds legally available to be distributed among the holders of the Series C Preferred shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Company legally available for distribution to such holders shall be distributed ratably based on the total preferential amount due each such holder under this Section IV(F)(3)(a).

                        (ii) Unless the holders of at least a majority of the outstanding shares of Series A Preferred and Series B Preferred, voting together as a single class, agree otherwise, each holder of Series A Preferred Stock and each holder of Series B Preferred Stock shall be entitled to receive, after all payments of the Series C Preference are made or set aside for holders of the Series C Preferred and prior and in preference to any distribution of any of the legally available assets and/or surplus funds of the Company to the holders of the Common Stock, by reason of their ownership of such stock, (x) the amount per share of Series B Preferred equal to the Series B Original Issue Price (as adjusted for combinations, consolidations, subdivisions, or stock splits with respect to such shares) plus all declared but unpaid dividends on such shares of Series B Preferred for each share of Series B Preferred then held by such holder (collectively, the "Series B Preference") and (y) the amount per share of Series A Preferred equal to the Series A Original Issue Price (as adjusted for combinations, consolidations, subdivisions, or stock splits with respect to such shares) plus all declared but unpaid dividends on such shares of Series A Preferred for each share of Series A Preferred then held by such holder (collectively, the "Series A Preference"). If, upon any such liquidation, dissolution, or winding up, the assets and funds legally available to be distributed among the holders of the Series A Preferred Stock and Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and funds of the Company legally available for distribution to such holders shall be distributed ratably based on the total preferential amount due each such holder under this Section IV(F)(3)(b).

                        (iii) After payment has been made to the holders of Preferred Stock of the full amounts to which they are entitled pursuant to Sections IV(F)(3)(a)(i) and (a)(ii) above, the remaining assets of the Company available for distribution to stockholders shall be distributed ratably among the holders of Common Stock and Preferred Stock (assuming conversion of all shares of Preferred Stock).

                  (b) The following events shall be considered a liquidation under this Section:

                        (i) (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company's voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company (each, an "Acquisition"); provided, however, no sale of the Series A Preferred, Series B Preferred or Series C Preferred shall constitute a liquidation under this Section IV(F)(3)(b)(i), or

                        (ii) a sale, lease, exchange, conveyance or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer").

                  (c) In the event an Acquisition or Asset Transfer as described in Sections IV(F)(3)(b)(i) and (ii) above, if the consideration received by Company is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

                        (i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

                              (1) If the securities are traded on a securities
exchange or the Nasdaq Stock Market, the value shall be based on a formula approved by the Board of Directors and derived from the closing prices of securities on such exchange or the Nasdaq Stock Market over the time period for calculating the value of such securities as of the closing specified in the definitive agreements for the Acquisition or Asset Transfer or if no such time period is specified, the thirty (30)-day period ending three (3) days prior to such closing;

                              (2) If the securities are actively traded
over-the-counter, the value shall be based on a formula approved by the Board of Directors and derived from the closing bid or sale prices (whichever is applicable) of the securities on such exchange or market over the time period for calculating the value of such securities as of the closing specified in the definitive agreements for the Acquisition or Asset Transfer or if no such time period is specified, the thirty (30)-day period ending three (3) days prior to such closing; and

                              (3) If there is no active public market, the value
shall be the fair market value thereof, as determined by the Board of Directors.

                        (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section IV(F)(c)(i) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

                  (d) The Company shall give each holder of record of Preferred Stock written notice of such impending Acquisition or Asset Transfer not later than ten (10) days prior to the stockholders' meeting called to approve such Acquisition or Asset Transfer, or ten (10) days prior to the closing of such Acquisition or Asset Transfer, whichever is earlier, and shall also notify such holders in writing of the final approval of such Acquisition or Asset Transfer. The first of such notices shall describe the material terms and conditions of the impending Acquisition or Asset Transfer and the provisions of this Section IV(F), and the Company shall thereafter give such holders prompt notice of any material changes. The Acquisition or Asset Transfer shall in no event take place sooner than ten (10) days after the Company has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Third Amended and Restated Certificate of Incorporation, all notice periods or requirements in this Third Amended and Restated Certificate of Incorporation may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of the outstanding shares of Preferred Stock that are entitled to such notice rights; provided, however, that the Company shall provide notice of such event or action promptly after it has occurred or has been taken.

      4. CONVERSION RIGHTS.

            The holders of the Preferred Stock shall have the following rights with respect to the conversion of the Preferred Stock into shares of Common Stock (the "Conversion Rights"):

                  (a) OPTIONAL CONVERSION. Subject to and in compliance with the provisions of this Section IV(F)(4), any shares of Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series A Preferred Conversion Rate" then in effect (determined as provided in Section IV(F)(4)(b)) by the number of shares of Series A Preferred being converted. The number of shares of Common Stock to which a holder of Series B Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series B Preferred Conversion Rate" then in effect (determined as provided in Section IV(F)(4)(b)) by the number of shares of Series B Preferred being converted. The number of shares of Common Stock to which a holder of Series C Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series C Preferred Conversion Rate" then in effect (determined as provided in Section IV(F)(4)(b)) by the number of shares of Series C Preferred being converted.

                  (b) PREFERRED STOCK CONVERSION RATES. The conversion rate in effect at any time for conversion of the Series A Preferred (the "Series A Preferred Conversion Rate") shall be the quotient obtained by dividing the Series A Original Issue Price by the "Series A Preferred Conversion Price," calculated as provided in Section IV(F)(4)(c). The conversion rate in effect at any time for conversion of the Series B Preferred (the "Series B Preferred Conversion Rate") shall be the quotient obtained by dividing the Series B Original Issue Price by the "Series B Preferred Conversion Price," calculated as provided in Section IV(F)(4)(c). The conversion rate in effect at any time for conversion of the Series C Preferred (the "Series C Preferred Conversion Rate") shall be the quotient obtained by dividing the Series C Original Issue Price by the "Series C Preferred Conversion Price," calculated as provided in Section IV(F)(4)(c).

                  (c) PREFERRED STOCK CONVERSION PRICES. As of the date of this Third Amended and Restated Certificate of Incorporation and after giving effect to the issuance and sale of all of the shares of Series C Preferred pursuant to the Series C Financing (as defined in Section 4(m) hereto), the conversion price for the Series A Preferred shall be sixty nine cents ($0.69) (the "Series A Preferred Conversion Price"). Such Series A Preferred Conversion Price shall be adjusted from time to time in accordance with this Section IV(F)(4). As of the date of this Third Amended and Restated Certificate of Incorporation and after giving effect to the issuance and sale of all of the shares of Series C Preferred pursuant to the Series C Financing, the conversion price for the Series B Preferred shall be seventy seven cents ($0.77) (the "Series B Preferred Conversion Price"). Such Series B Preferred Conversion Price shall be adjusted from time to time in accordance with this Section IV(F)(4). The conversion price for the Series C Preferred shall initially be the Series C Original Issue Price (the "Series C Preferred Conversion Price"). Such initial Series C Preferred Conversion Price shall be adjusted from time to time in accordance with this
Section IV(F)(4). All references to the Series A Preferred Conversion Price, the Series B Preferred Conversion Price and the Series C Preferred Conversion Price herein shall mean, respectively, the Series A Preferred Conversion Price as so adjusted, the Series B Preferred Conversion Price as so adjusted and the Series C Preferred Conversion Price as so adjusted.

                  (d) MECHANICS OF CONVERSION. Each holder of Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this
Section IV(F)(4) shall surrender the certificate or certificates therefor, duly endorsed (or a reasonably acceptable affidavit and indemnity undertaking in the case of a lost, stolen or destroyed certificate), at the office of the Company or any transfer agent for the Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted and (ii) in cash (at the Common Stock's fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Preferred Stock. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificate(s) representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended (the "Securities Act"), the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

                  (e) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If at any time or from time to time after the filing date hereof the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series A Preferred Conversion Price and the Series B Preferred Conversion Price in effect immediately before such subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the filing date hereof the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series A Preferred Conversion Price and the Series B Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section IV(F)(4)(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

                  (f) ADJUSTMENT FOR COMMON STOCK DIVIDENDS AND DISTRIBUTIONS. If at any time or from time to time after the filing date hereof the Company pays a dividend or other distribution in additional shares of Common Stock, the Series A Preferred Conversion Price, the Series B Preferred Conversion Price and Series C Preferred Conversion Price that are then in effect shall be decreased as of the time of such issuance, as provided below:

                        (i) Each of the Series A Preferred Conversion Price, the Series B Preferred Conversion Price and Series C Preferred Conversion Price shall be adjusted by multiplying each of the Series A Preferred Conversion Price, the Series B Preferred Conversion Price and Series C Preferred Conversion Price then in effect by a fraction equal to:

                              (A) the numerator of which is the total number of
shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

                              (B) the denominator of which is the total number
of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

                        (ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series A Preferred Conversion Price, the Series B Preferred Conversion Price and Series C Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

                        (iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series A Preferred Conversion Price, the Series B Preferred Conversion Price and Series C Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series A Preferred Conversion Price, the Series B Preferred Conversion Price and Series C Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

                  (g) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the filing date hereof, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Acquisition or Asset Transfer as defined in Section IV(F)(3) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section
IV (F)(4)), in any such event each holder of Preferred Stock shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                  (h) REORGANIZATIONS, MERGERS OR CONSOLIDATIONS. If at any time or from time to time after the filing date hereof, there is a capital reorganization of the Common Stock or the merger or consolidation of the Company with or into another corporation or another entity or person (other than an Acquisition or Asset Transfer as defined in Section IV(F)(3) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section IV(F)(4)), as a part of such capital reorganization, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section IV(F)(4) with respect to the rights of the holders of Preferred Stock after the capital reorganization to the end that the provisions of this Section IV(F)(4) (including adjustment of the Series A Preferred Conversion Price, the Series B Preferred Conversion Price and Series C Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series A Preferred, Series B Preferred and Series C Preferred, as the case may be, shall be applicable after that event and be as nearly equivalent as practicable.

                  (i) SALE OF SHARES BELOW PREFERRED STOCK CONVERSION PRICES.

                        (i) If at any time or from time to time after the date on which the first share of Series C Preferred is issued (the "Series C Original Issue Date"), the Company issues or sells, or is deemed by the express provisions of this Section IV(F)(4)(i) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as a dividend or other distribution on any class of stock as provided in Section IV(F)(4)(f) above, and other than a subdivision or combination of shares of Common Stock as provided in
Section IV(F)(4)(e) above, for an Effective Price (as defined below) less than the then effective Series A Preferred Conversion Price, Series B Preferred Conversion Price and/or Series C Preferred Conversion Price, as the case may be, then and in each such case, the then existing Series A Preferred Conversion Price, Series B Preferred Conversion Price and/or Series C Preferred Conversion Price, as applicable, shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series A Preferred Conversion Price, Series B Preferred Conversion Price and/or Series C Preferred Conversion Price, as applicable, in effect immediately prior to such issuance or sale by a fraction equal to:

                              (A) the numerator of which shall be (A) the number
of shares of Common Stock Deemed Outstanding (as defined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration received (as defined below) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Series A Preferred Conversion Price,

Series B Preferred Conversion Price or such Series C Preferred Conversion Price, as applicable, and

                              (B) the denominator of which shall be the number
of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

      For the purposes of the preceding sentence, the number of shares of Common Stock Deemed Outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

                        (ii) No adjustment shall be made to the Series A Preferred Conversion Price, Series B Preferred Conversion Price or the Series C Preferred Conversion Price in an amount less than one cent ($0.01) per share. Any adjustment otherwise required by this Section IV(F)(4)(i) that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to such Series A Preferred Conversion Price, Series B Preferred Conversion Price or Series C Preferred Conversion Price, as applicable.

                        (iii) For the purpose of making any adjustment required under this Section IV(F)(4)(i), the aggregate consideration received by the Company for any issue or sale of securities (the "Aggregate Consideration") shall be defined as: (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such. Additional Shares of Common Stock, Convertible Securities or rights or options.

                        (iv) For the purpose of the adjustment required under this Section IV(F)(4)(i), if the Company issues or sells (x) stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as "Convertible Securities") or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series A Preferred Conversion Price, Series B Preferred Conversion Price and/or Series C Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus:

                              (A) in the case of such rights or options, the
minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and

                              (B) in the case of Convertible Securities, the
minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

                              (C) If the minimum amount of consideration payable
to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

                              (D) No further adjustment of the Series A
Preferred Conversion Price, Series B Preferred Conversion Price or the Series C Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A Preferred Conversion Price, Series B Preferred Conversion Price and the Series C Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series A Preferred Conversion Price, Series B Preferred Conversion Price and the Series C Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling, the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

                        (v) For the purpose of making any adjustment to the Series A Preferred Conversion Price, Series B Preferred Conversion Price and the Series C Preferred Conversion Price required under this Section IV(F)(4)(i), "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section IV(F)(4)(i) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

                              (A) shares of Common Stock issued upon conversion
of the Preferred Stock;

                              (B) shares of Common Stock and/or options,
warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) after the Series C Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors, including the affirmative vote of a majority of the representatives of the Preferred Stock elected pursuant to Section IV(F)(2)(d) hereto;

                              (C) shares of Common Stock issued pursuant to the
exercise of options, warrants or convertible securities outstanding as of the Series C Original Issue Date;

                              (D) any Common Stock, Preferred Stock, or options,
warrants, or other securities convertible into Common Stock or Preferred Stock ("Equity Securities") issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board of Directors;

                              (E) shares of Common Stock issued in connection
with any stock split, stock dividend or recapitalization by the Company;

                              (F) any Equity Securities that are issued by the
Company pursuant to a registration statement filed under the Securities Act;

                              (G) any Equity Securities issued in connection
with strategic alliances, joint ventures, manufacturing, marketing or distribution arrangements or technology transfer or development arrangements; provided that such strategic transaction and the issuance of shares therein, has been approved by the Board of Directors, including the affirmative vote of a majority of the representatives designated by the holders of the Preferred Stock elected pursuant to Section IV(F)(2)(d) hereto; and provided further, that such strategic transaction and the issuance of the shares therein, is not principally for equity financing purposes;

                              (H) up to an aggregate of fifty thousand (50,000)
shares of stock of the Company issued to any charitable organization described in Section 170(c) of the Internal Revenue Code provided that such donation has been approved by the Board of Directors, including the affirmative vote of a majority of the representatives designated by the holders of the Preferred Stock elected pursuant to Section 2(d) hereto and

                              (I) shares of Common Stock or Preferred stock
issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board of Directors, including the affirmative vote of a majority of the representatives of the Preferred Stock elected pursuant to
Section IV(F)(2)(d) hereto.

      References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section IV(E)(4)(i). The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section IV(F)(4)(i), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section IV(F)(4)(i), for such Additional Shares of Common Stock.

                        (j) CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Series A Preferred Conversion Price, the Series B Preferred Conversion Price and the Series C Preferred Conversion Price, as the case may be, for the number of shares of Common Stock or other securities issuable upon conversion of the Preferred Stock, if the Preferred Stock is then convertible pursuant to this Section IV(F)(4), the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate (i) to each registered holder of Preferred Stock who is a resident of the United States, (A) by registered or certified mail, return receipt requested, postage prepaid, or (B) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt; to such registered holder's address as shown in the Company's books, or (ii) to each registered holder of Preferred Stock who is a foreign resident, by a recognized international overnight courier, specifying next day delivery, with verification of receipt, to such registered holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Series A Preferred Conversion Price, the Series B Preferred Conversion Price and the Series C Preferred Conversion Price at the time in effect, (3) the number of Additional Shares of Common Stock and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Stock.

                        (k) NOTICES OF RECORD DATE. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition (as defined in Section IV(F)(3)) or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section IV(F)(3)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail
(A) to each registered holder of Preferred Stock who is a resident of the United States, by registered or certified mail, return receipt requested, postage prepaid, to such holder's address as shown in the Company's books, and (B) to each registered holder of Preferred Stock who is a foreign resident, by a recognized international overnight courier, specifying next day delivery, with verification of receipt, to such registered holder's address as shown in the Company's books, at least ten (10) days prior to the record date specified therein (or such shorter period approved by the holders of at least sixty five percent (65%) of the outstanding shares of Series A Preferred, Series B Preferred and Series C Preferred, voting together as a single class) a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

                  (l) AUTOMATIC CONVERSION.

                        (i) Each share of Preferred Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series A Preferred Conversion Price, the Series B Preferred Conversion Price or Series C Preferred Conversion Price, as applicable, immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company in which (x) the per share price is at least one dollar and eighteen cents ($1.18) (as adjusted for stock splits, dividends, recapitalizations and the like after the filing date hereof), and (y) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least thirty million dollars ($30,000,000). Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section IV(F)(4)(d).

                        (ii) Upon the occurrence of the events specified in
Section IV(F)(4)(l)(i) above, the outstanding shares of Series A Preferred, Series B Preferred and Series C Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred, Series B Preferred and/or Series C Preferred, as the case may be, are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred, Series B Preferred and the Series C Preferred, the holders of the Series A Preferred, the Series B Preferred and/or the Series C Preferred, as the case may be, shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section IV(F)(4)(d).

                  (m) SPECIAL MANDATORY CONVERSION OF SERIES A PREFERRED AND SERIES B PREFERRED.

                        (i) Each Major Holder of any then outstanding shares of Series A Preferred and/or Series B Preferred, as the case may be, that does not purchase at least such holder's Pro Rata Share of the Insider Commitment (as defined below) issued upon the consummation of the Series C Financing (as defined below), shall have an amount equal to such Major Holder's Series A Nonparticipating Share (as defined below) of then outstanding Series A Preferred and such Major Holder's Series B Nonparticipating Share of the then outstanding Series B Preferred, as applicable, automatically converted, on a one-to-one basis, into fully paid and nonassessable shares of Common Stock effective upon the consummation of the Series C Financing.

                        (ii) For purposes of this Section 4(m), the "Pro Rata Share" of the Insider Commitment of any Major Holder of then outstanding Series A Preferred and/or Series B Preferred, as the case may be, shall mean an amount equal sixteen million eight hundred seventy seven thousand six hundred thirty seven (16,877,637) multiplied by the quotient of (a) the number of shares of then outstanding Common Stock held by such Major Holder (assuming full exercise and/or conversion of all Series A Preferred and Series B Preferred Stock and all other rights, options and convertible securities) and (b) all outstanding shares of Common Stock (assuming full exercise and/or conversion of all Series A Preferred and Series B Preferred Stock and all other rights, options and convertible securities) held by all holders of Series A Preferred and Series B Preferred.

                        (iii) For purposes of this Section 4(m), the "Series C Financing" shall mean the issuance and sale of shares of Series C Preferred pursuant to that certain Series C Preferred Stock Purchase Agreement dated as of February 17, 2004 pursuant to which the Company shall issue and sell at least one hundred nine million seven hundred four thousand six hundred thirty four (109,704,634) shares of Series C Preferred.

                        (iv) For purposes of this Section 4(m), the "Series A Nonparticipating Share" of any Major Holder of then outstanding shares of Series A Preferred shall mean an amount equal to the number of shares of then outstanding shares of Series A Preferred held by such holder multiplied by the result of (a) one (1) minus (b) the quotient of (x) the number of shares of the Series C Preferred issued in the Series C Financing and actually purchased by such Major Holder and (y) the Pro Rata Share of the Insider Commitment of such Major Holder; provided, however, that a Series A Nonparticipating Share shall not be less than zero.

                        (v) For purposes of this Section 4(m), the "Series B Nonparticipating Share" of any holder of then outstanding shares of Series B Preferred shall mean an amount equal to the number of shares of then outstanding shares of Series B Preferred held by such holder multiplied by the result of (a) one (1) minus (b) the quotient of (x) the number of shares of the Series C Preferred issued in the Series C Financing and actually purchased by such Major Holder and (y) the Pro Rata Share of the Insider Commitment of such Major Holder, provided, however, that a Series B Nonparticipating Share shall not be less than zero.

                        (vi) For purposes of this Section 4(m), "Major Holder" shall mean any stockholder of the Company owning, together with its affiliates, at least one million shares of the Preferred Stock immediately prior to the consummation of the Series C Financing.

                  (n) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred, Series B Preferred and/or Series C Preferred, as the case may be, by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

                  (o) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

                  (p) NOTICES. Any notice required by the provisions of this
Section IV(F)(4) shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) for stockholders who are residents of the United States, (A) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (B) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt; or (iv) for stockholders who are foreign residents, one (1) day after deposit with a recognized international overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

                  (q) PAYMENT OF TAXES. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

                  (r) NO DILUTION OR IMPAIRMENT. Without the consent of the holders of then outstanding Preferred Stock as required under Section IV(F)(2)(b), the Company shall not amend its Third Amended and Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.

                  (s) NO REISSUANCE OF PREFERRED STOCK. No share or shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Company shall be authorized to issue.

                                       V.

      A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

      B. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights under this Article V in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

                                       VI.

      For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case maybe, it is further provided that:

      A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws, subject to any restrictions which may be set forth in this Third Amended and Restated Certificate of Incorporation.

      B. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company; provided however, that in addition to any role of the holders of any class or series of stock of the Company required by law or by this Third Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class shall be required to adopt, amend or repeal any provision of the Bylaws of the Company.

      C. The directors of the Company need not be elected by written ballot unless the Bylaws so provide.

                                       VII

      The Company shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to be a director or officer, of the Company or while a director or officer is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any and all expenses (including attorney's fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the Company to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. No amendment or repeal of this Article VII shall apply to or adversely affect any right or protection of a director or officer of the Company with respect to any act or omission of such director occurring prior to such amendment or repeal.

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